THE MADONNA CORPORATION

7816 CALLA DONNA PLACE, SW

CALGARY, AB T2V 2R1

403.818.6440

  FAX 403.256.3302

March 31, 2006

United States Securities and Exchange Commission

Washington, DC 20549

Attention: Ms Tia Jenkins/Ms Babette Cooper

Re: 06/30/05 10KSB/A, 09/30/05 10Q SB/A and 12/31/05 10Q SB/A

Ladies:

The undersigneds, on behalf the Registrant, do hereby acknowledge:

•

the registrant is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Registrant may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,

The Madonna Corporation

/s/ Thomas J. Charlton

    Thomas J. Charlton, President and Chief Executive Officer

/s/ Lance R. Larsen

     Lance R. Larsen, Secretary/Treasurer and Chief Accounting Officer